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                                                                     EXHIBIT 8.1




                       [LETTERHEAD OF ELLSWORTH, WILES &
                                CHALPHIN, P.C.]


                                May 15, 1997

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

        Re:     National Penn Bancshares, Inc.
                NPB Capital Trust
                Registration Statement on Form S-3
                (Registration Nos. 333-26585 and 333-26585-01)

Ladies and Gentlemen:

        We have acted as counsel to National Penn Bancshares, Inc. ("NPB"), a Pennsylvania corporation, in connection with the registration statement of NPB and NPB Capital Trust (the "Trust") on Form S-3 (Registration Nos. 333-26585 and 333-26585-01), as amended (the "Registration Statement"), of which a prospectus (the "Prospectus") is a part, filed by NPB and the Trust with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. This opinion is furnished pursuant to the requirements of
Item 601(b)(8) of Regulation S-K.

        In connection with the opinion set forth below, we have examined the Registration Statement and certain other documents that we have deemed necessary to examine in order to issue the opinion set forth below. In rendering our opinion, we have assumed that each of the documents referenced above (a) has been duly authorized, executed, and delivered; (b) is authentic, if an original, or accurate, if a copy; and (c) has not been amended after execution thereof subsequent to our review.

        We express no opinions except as set forth below and our opinion is based solely upon the facts as set forth in the Registration Statement. Accordingly we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Prospectus.

        Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, and rulings, procedures and

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National Penn Bancshares, Inc.
May 15, 1997
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other pronouncements published by the United States Internal Revenue Service.
Such laws, regulations, rulings and pronouncements, and judicial and administrative interpretations thereof, are subject to change at any time, and any such change may adversely affect the continuing validity of the opinion set forth below.

        Based on the foregoing, we hereby adopt and incorporate by reference the opinion set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences."

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the caption "Certain Federal Income Tax Consequences".

        The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter.

                                Very truly yours,

                                ELLSWORTH, WILES & CHALPIN, P.C.


                                By:
                                   -----------------------------
                                   Authorized Officer

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